TRITON INTERNATIONAL LIMITED ANNOUNCES RETIREMENT
OF SIMON VERNON, PRESIDENT

Simon Vernon to Retire as of February 28, 2018 Following 32-Year Tenure

Hamilton, Bermuda - January 18, 2018 - Triton International Limited (NYSE: TRTN) ("Triton") today announced that Simon Vernon, its President, will retire effective as of the close of business on February 28, 2018. Mr. Vernon will continue as a member of the Board of Directors of Triton.

Mr. Vernon has served as President of Triton since the closing on July 12, 2016 of the combination of Triton Container International Limited (“TCIL”) and TAL International Group, Inc. (the “Merger”), and prior to the Merger had served as the President and Chief Executive Officer of TCIL since 2003. Mr. Vernon had a 32-year career with Triton and TCIL.

“It has been an incredible privilege to serve Triton and TCIL for 32 years alongside our dedicated employees around the world” said Mr. Vernon. “The successful implementation of the Merger has made Triton the industry leader and well-positioned for future success. I am excited about continuing to participate in Triton’s future as a member of the Board of Directors.”

Brian Sondey, Chairman and CEO of Triton, commented “I would like to wish Simon the best of luck with his upcoming retirement after a long and very successful career with Triton, and I would like to thank Simon for our close partnership over the last few years. Simon’s strategic leadership was critical in structuring, planning and implementing our Merger, and his strong commercial leadership was a major factor in Triton’s success. Fortunately, Simon has agreed to stay on as a member of Triton’s Board of Directors.”

About Triton International Limited
Triton International Limited is the parent of Triton Container International Limited and TAL International Group, Inc., each of which merged under Triton on July 12, 2016 to create the world’s largest lessor of intermodal freight containers. With a container fleet of over five million twenty-foot equivalent units ("TEU"), Triton’s global operations include acquisition, leasing, re-leasing and subsequent sale of multiple types of intermodal containers and chassis.

Contact
Andrew Greenberg
Senior Vice President
Finance & Investor Relations
(914) 697-2900